EXHIBIT 4.4
DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Charter, our Bylaws and the Warrant documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Charter, the Bylaws and the Warrant documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Charter authorizes the issuance of (a) 335,000,000 shares of common stock (the “Common Stock”), which consists of (i) 250,000,000 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) and (ii) 75,000,000 shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”), and (b) 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”). As of January 20, 2022, there were 14,929,982 shares of Class A Common Stock issued outstanding, 61,136,800 shares of Class B Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of the Common Stock:

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Our Charter does not provide for cumulative voting rights.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Charter, holders of Class A Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on Class A Common Stock unless the shares of Class A Common Stock at the time outstanding are treated equally and identically. The holders of Class B Common Stock are not entitled to receive any dividends.

Liquidation, Dissolution and Winding Up
In the event of the Company’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

There are no preemptive rights or sinking fund provisions applicable to the shares of the Company’s Common Stock.

Anti-Takeover Provisions

Charter and By-laws

Certain provisions of the Company’s Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of the Company. The Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the

EXHIBIT 4.4
Company’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Board Composition and Filling Vacancies

The Company’s board of directors is divided into three classes. Each Class I director has a term that expires at the Company’s annual meeting of stockholders in 2022, each Class II director has a term that expires at the Company’s annual meeting of stockholders in 2023 and each Class III director has a term that expires at the Company’s annual meeting of stockholders in 2024.

The Charter provides that directors may only be removed for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), subject to the rights granted to certain stockholders under the Stockholders Agreement. The treatment of vacancies has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Special Meetings of Stockholders

The Charter provides that a special meeting of stockholders may be called by the (a) Chairman of the Board or Executive Chairman of the Board, as applicable, (b) Chief Executive Officer of the Company, or (c) the Board pursuant to a resolution adopted by a majority of the Board. The ability of the stockholders to call a special meeting is specifically denied. The Bylaws limit the business that may be conducted at an annual or special meeting of stockholders to those matters properly brought before the meeting.

Action by Written Consent

The Charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Advance Notice Requirements

The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company’s stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary of the Company prior to them meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation

The Company reserves the right to amend, alter, change or repeal any provision contained in the Charter, in the manner now or hereafter prescribed by the Charter and applicable law.

Delaware Anti-Takeover Law

The Company has opted out of Section 203 of the Delaware General Corporation Law. Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (ii) the interested stockholder owns at least 85% of the

EXHIBIT 4.4
outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (iii) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2∕3 of the outstanding voting stock which is not owned by the interested stockholder.

Warrants

As of January 20, 2022, there were 11,578,000 registered warrants (the “Public Warrants”) and 10,837,400 private placement warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”) issued and outstanding, respectively.

Each Public Warrant entitles the registered holder to purchase one share of the Company’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of Roman DBDR initial public offering or thirty (30) days after the consummation of an initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a warrantholder. However, no Public Warrant will be exercisable for cash unless we have an effective and current registration statement covering the shares of the Company’s Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of the Company’s Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of the Company’s Class A Common Stock issuable upon exercise of the Public Warrants is not effective within 60 business days from the closing of our initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier upon redemption or liquidation, as described in the prospectus of Roman DBDR’s initial public offering.

The Private Placement Warrants are identical to the Public Warrants underlying the units issued in Roman DBDR’s initial public offering except that such Private Placement Warrants are exercisable for cash (even if a registration statement covering the shares of the Company’s Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Sponsor or certain permitted transferees.

We may call the outstanding Public Warrants, in whole and not in part, at a price of $0.01 per Public Warrant:

a.at any time while the warrants are exercisable,
b.upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the reported last sale price of the shares of the Company’s Class A Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending three business day prior to the notice of redemption to warrant holders, and
c.if, and only if, there is a current registration statement in effect with respect to the shares of the Company’s Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The redemption rights described above will only be available for the Private Placement Warrants once, if ever, that the Private Placement Warrants are no longer owned by the Sponsor or certain permitted transferees of the Sponsor.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants. If we call the Warrants for redemption, we plan to notify our securityholders by issuing a Current Report on Form 8-K and well as a broadly disseminated press release.

EXHIBIT 4.4

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of the Company’s Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of shares of the Company’s Class A Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The Warrants are issued under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of the Company’s Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of the Company’s Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of the Company’s Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of the Company’s Class A Common Stock. After the issuance of shares of the Company’s Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue shares of the Company’s Class A Common Stock unless at the time a holder seeks to exercise such Warrant, a prospectus relating to the shares of the Company’s Class A Common Stock issuable upon exercise of the Warrants is current and the shares of the Company’s the Company’s Class A Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of the Company’s Class A Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of the Company’s Class A Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the shares of the Company’s Class A Common Stock issuable upon the exercise of the Warrants is not current or if the Company’s Class A Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Warrant holders may elect by notifying us in writing that it chooses to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (or such other amount as the Warrant holder may specify) of the shares of the Company’s Class A Common Stock outstanding.

Redemption Procedures and Cashless Exercise. If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect

EXHIBIT 4.4
on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of the Company’s Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Class A common stock underlying the Warrants, multiplied by the difference between the price per share at which shares of Class A Common Stock may be purchased at the time the Warrant is exercised and the fair market value (as defined below) by (y) the fair market value. The “fair market value” shall mean the average closing price per share of the Company’s Class A Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of exercise of the Warrant is sent to the warrant agent. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of the Company’s Class A common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis.

Contractual Arrangements with respect to the Private Placement Warrants

We have agreed that so long as the Private Placement Warrants are still held by the Sponsor or certain of its permitted transferees, we will not redeem such Warrants and we will allow the holders to exercise such Warrants on a cashless basis (even if a registration statement covering the shares of the Company’s Class A Common Stock issuable upon exercise of such Warrants is not effective). However, once any of the foregoing Warrants are transferred from the Sponsor or certain of its permitted transferees, these arrangements will no longer apply. Furthermore, because the Private Placement Warrants have been issued in a private transaction, the holders and their transferees will be allowed to exercise the Private Placement Warrants for cash even if a registration statement covering the shares of the Company’s Class A Common Stock issuable upon exercise of such Warrants is not effective , in which case the Warrant holder would receive unregistered shares of the Company’s Class A Common Stock.

Registration Rights

Certain of the Company’s equityholders, holders of Holdings’ Exchangeable Notes, and the Sponsor hold registration rights with respect to the securities held by them. Stockholders holding registrable securities will be entitled to make a written demand for registration under the Securities Act of all or part of their registrable securities. Subject to certain exceptions, such stockholders will also have certain “piggy-back” registration rights with respect to registration statements filed by the Company, as well additional rights to provide for registration of registrable securities on Form S-3 and any similar short-form registration statement that may be available at such time.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares of the Company’s Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.